Exhibit 10.4.9

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made this 4th day of April, 2008 (the "Agreement Date") between the following parties ("Parties"):

(i)	Bank of Texas, National Association (the “Bank”); and,

(ii)	Norman P. Bagwell, an individual currently residing in Dallas, Texas (the "Executive").

Bank and Executive, in consideration of the promises and covenants set forth herein (the receipt and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, agree as follows:

(1)
Purpose of This Agreement. The Bank is a national association organized under the National Bank Act. The Bank is a wholly owned subsidiary of BOK Financial Corporation (“BOKF”). The Bank is engaged in the Banking business. The Bank desires to employ Executive. The Executive desires to become an employee of the Bank. The purpose of this Agreement is to set forth the terms and conditions pursuant to which the Bank shall employ the Executive.

(2)
Employment. The Bank shall, effective as of but only as of July 7, 2008, employ the Executive, and the Executive shall, as of but only as of July 7, 2008, accept employment with the Bank, on the following terms and conditions:

(a)
Executive shall serve as Chairman and Chief Executive Officer of the Bank. Executive shall serve on the BOKF Management Committee and report to the Senior Executive Vice-President of BOKF. It is currently contemplated that about January 1, 2009, Executive will report to the Chief Executive Officer of BOKF.

(b)	Executive shall devote all time and attention reasonably necessary to the affairs of the Bank and shall serve the Bank diligently, loyally, and to the best of his ability.

(c)
Executive shall serve in such other or additional positions as an officer and/or director of the Bank or any of its affiliates as the Chief Executive Officer of BOKF may reasonably request; provided, however, Executive's residence and place of work shall be in the Dallas, Texas area.

(d)
Notwithstanding anything herein to the contrary, Executive shall not be precluded from engaging in any charitable, civic, political or community activity or membership in any professional organization, or serving on the Board of Directors of profit or non-profit organizations, so long as such service does not conflict with service to Bank.

(3)
Compensation. As the sole, full and complete compensation to the Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to the Bank and/or to any affiliate of the Bank:

(a)	Bank shall pay the Executive an annual salary (the “Annual Salary”) during the Term (as hereafter defined). Initially, the Annual Salary shall be at the rate of $350,000 per year.

(i)
The Annual Salary shall be payable in installments in arrears, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at Bank.

(ii)
The Annual Salary shall not be decreased at any time during the Term (as hereafter defined) of this Agreement. The Annual Salary may be increased annually in accordance with Bank's compensation review practices in effect from time to time for senior executives.

(iii)	The Annual Salary shall be reviewed on April 1, 2009, and on each anniversary date thereof.

(b)
Bank shall pay and provide to Executive retirement plans, medical insurance, disability insurance plan benefits, and other fringe benefits, on the same terms and conditions generally in effect for senior executive employees of the Bank and its affiliates (the "Additional Benefits").

(c)
Bank may, from time to time in Bank's sole discretion consistent with the practices generally in effect for senior executive employees of the Bank and its affiliates, pay or provide, or agree to pay or provide, Executive bonus, stock option, or other incentive or performance based compensation.

(i)	All such bonus, stock option or other incentive or performance based compensation, regardless of its nature (hereinafter called "Performance Compensation") shall not constitute Annual Salary.

(ii)
Bank shall consider Executive for the award of bonus and other incentive compensation on the same terms and conditions as offered generally to the senior executive officers of the Bank; provided, however:

(A)	Bank shall pay Executive a cash bonus for 2008 of $175,000, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, payable on or before March 15, 2009;

(B)	Bank shall (subject to review and approval of the BOKF Independent Compensation Committee) pay Executive a cash bonus for 2009 equal to the higher of:

1)	$175,000, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, payable on or before March 15, 2010; or,

2)	An amount equal to the Annual Incentive Compensation earned by Executive pursuant to the Bank's Executive Incentive Compensation Plan, payable on or before March 15, 2010.

(C)
Bank shall provide an annual incentive award (as a percent of Annual Salary) to Executive pursuant to Bank's Executive Incentive Compensation Plan as in effect from time to time which award shall have a 50% of then-current salary target award, and maximum of 100% of salary performance award, subject to annual review and approval by the Bank Independent Compensation Committee.

(D)
Bank shall provide a long-term incentive award (as a percent of Annual Salary) to Executive pursuant to Bank's Executive Incentive Compensation Plan as in effect from time to time which award shall have a 80% of the then-current salary target award and maximum of 120% of salary performance award, subject to annual review and approval by the Bank Independent Compensation Committee.

(d)	Bank shall reimburse Executive for reasonable and necessary entertainment, travel and other expenses in accordance with Bank's standard policies in general effect for senior executives of Bank.

(e)
Bank shall consider Executive for the award of options to acquire shares of BOKF Common Stock in respect of the BOKF stock option plan at the time and on the same terms and conditions as offered generally to the senior executive officers of Bank; provided, however:

(i)
The Bank shall cause BOKF to issue to Executive options to acquire 20,000 shares of BOKF Common Stock pursuant to the BOKF stock option plan for plan year 2008 (which options will be issued in January 2009); and,

(ii)
The Bank shall (subject to review and approval of the BOKF Independent Compensation Committee) cause BOKF to issue to Executive options to acquire BOKF Common Stock pursuant to the BOKF stock option plan for plan year 2009 (which options will be issued in January 2010) options to acquire a number of shares equal to the greater of:

(A)	20,000 shares; or,

(B)	That number of shares earned by Executive pursuant to the Long Term Incentive Compensation earned by Executive pursuant to the Bank's Executive Incentive Compensation Plan.

(f)
The Executive shall be allowed vacation, holidays, and other employee benefits not described above in accordance with Bank's standard policy in general effect for Bank's senior executive employees. Executive shall be entitled to four weeks paid vacation in year 2008.

(g)
Bank shall, not earlier than the date of the Commencement nor later than September 1, 2008, issue 8,000 shares of BOKF Restricted Shares to Executive, provided such Restricted Shares shall be subject to forfeiture in the event Executive's employment terminates by resignation or termination with cause or prior to the third anniversary of, and shall cliff vest, on the third anniversary of the commencement of the Term.

(h)	Executive shall be reimbursed for all Young Presidents Organization fees so long as Executive is employed by the Bank and actively participating in such organization.

(i)
Executive hereby agrees to accept the foregoing compensation as the sole, full and complete compensation to Executive for the performance of all duties of Executive under this Agreement and for all services rendered by Executive to the Bank or any affiliate of the Bank.

(4)
Term of Employment. The term (the “Term”) of Executive's employment (“Employment”) pursuant to this Agreement shall commence on July 7, 2008 (the "Commencement") and shall continue thereafter provided that, upon ninety days prior written notice, either Party may terminate this Agreement effective on or after the third anniversary date of the Commencement. Executive shall report for work full-time on the Commencement.

(5)	Termination of Employment. Notwithstanding the provisions of paragraph 4 of this Agreement, the Employment may be terminated on the following terms and conditions:

(a)	Termination by Bank Without Cause. In the event the Bank terminates Employment of Executive without cause:

(i)
Bank shall forthwith upon such termination (A) pay to Executive Bank's standard severance pay and in addition in one lump sum an amount equal to Executive's then Annual Salary for the greater of one year or that number of months equal to 36 less the number of full and partial months Executive is employed under this Agreement, (B) pay or provide to the Executive those Additional Benefits which are accrued through the effective date of such termination and thereafter payable under the terms and provisions of the benefits plans then in effect in accordance with paragraph 3(b) above, (C) Executive shall be entitled to receive pay for vacation in accordance with Bank's then existing policy for terminating senior executive employees, and (D) Executive shall be entitled to receive those amounts due Executive pursuant to paragraph 7(d) and 8(b) and shall be bound by the Non-Competition Agreement and the Non-Solicitation Agreement (as hereafter defined).

(ii)
If, within three years of the Commencement, Executive is terminated for any reason other than for cause following a Change of Control (as hereafter defined), Bank shall pay Executive upon such termination in one lump sum payment an amount equal to two times Executive's Annual Salary at the time of termination; provided, however, in the event following the Change of Control Chase Bank or any affiliate thereof controls Bank, Bank shall pay Executive three times such Annual Salary. As used herein, a Change of Control shall be deemed to have occurred if, and only if:

(A)
George B. Kaiser, affiliates of George B. Kaiser, and/or members of the family of George B. Kaiser collectively cease to own more shares of the voting capital stock of BOKF than any other shareholder (or group of shareholders acting in concert to control BOKF to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, or members of the family of George B. Kaiser); or,

(B)	BOKF shall cease to own directly and indirectly more than 50% of the voting capital stock of the BOk.

(b)	Termination by Bank for Cause. Bank may terminate the Executive for cause on the following terms and conditions:

(i)	Bank shall be deemed to have cause to terminate Executive's Employment only in one or more of the following events:

(A)	The Executive shall fail to substantially perform his obligations under this Agreement except as a result of

Executive's incapacity due to physical or mental illness after having first received notice of such failure and thirty days within which to correct the failure;

(B)	The Executive commits any act which is intended by Executive to injure Bank or any of its affiliates;

(C)	The Executive is convicted of any criminal act or act involving moral turpitude which the Bank reasonably deems adversely affects the suitability of Executive to serve Bank or any of its affiliates;

(D)	The Executive commits any dishonest or fraudulent act which the Bank reasonably deems material to the Bank, including the reputation of the Bank or any of its affiliates; or,

(E)
Any refusal by Executive to obey orders or instructions of the Chief Executive Officer of the Bank or BOKF unless such instructions would require Executive to commit an illegal act, could subject Executive to personal liability, would require Executive to violate the terms of this Agreement, are inconsistent with recognized ethical standards, or would otherwise be inconsistent with the duties of an officer of a Bank.

(ii)
Bank shall be deemed to have cause to terminate Executive's Employment only when a majority of the members of the Board of Directors of the Bank finds that, in the good faith opinion of such majority, the Executive committed one or more of the acts set forth in clauses (A) through (E) of the preceding subparagraph, such finding to have been made after at least nine (9) business days' notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such majority. The determination of such majority, made as set forth above, shall be binding upon the Bank and the Executive. The effective date of a termination for cause shall be the date of the action of such majority finding the termination was with cause.

(iii)
In the event the Bank terminates Executive's Employment for cause (A) the Bank shall pay Executive the Executive's then Annual Salary through, but not beyond, the effective date of the termination and (B) the Executive shall receive those Benefits accrued through but not beyond the effective date of such termination. Other benefits set forth in paragraph 3(b) above shall be paid pursuant to the terms and provisions of their respective benefit plans then in effect. Payment made pursuant to this paragraph shall be made prior to the 45th calendar day following the date the majority finds the termination was with cause.

(iv)
In the event the Bank terminates Executive's Employment for cause, Executive agrees that the compensation set forth in paragraph 3(a) and 3(b) accrued through the termination date shall be the sole compensation and payment to which Executive shall be entitled. Such payment shall be made prior to the 45th calendar day following the date the majority finds the termination was with cause.

(6)
Provisions Respecting Illness and Death. In the event Executive is unable to perform his duties under this Agreement as a result of becoming disabled, as such term is used in Section 409A(a)(2)(C) of the Internal Revenue Code, the Bank may terminate this Agreement without further or additional compensation being due the Executive from the Bank except (i) Annual Salary accrued through the date of such termination; and (ii) Benefits accrued through the date of such termination under benefit plans then in effect in accordance with paragraph 3(b). In the event of the death of the Executive, the Employment of the Executive shall automatically terminate as of the date of death without further or additional compensation being due the Executive, except the Bank shall pay to the estate of the Executive the Annual Salary accrued through the date of termination and the Benefits accrued through the date of such termination under benefit plans then in effect in accordance with paragraph 3(b) above.

(7)	Agreement Not To Compete. The provisions of this paragraph are hereafter called the “Non-Competition Agreement”.

(a)
Executive hereby agrees that Executive shall not for a period of one (1) year following any termination of the Employment, directly or indirectly (whether as an officer, director, employee, partner, stockholder, creditor or agent or representative of other persons or entities or in any other manner) engage in the banking business or otherwise compete with the Bank or any of its affiliates within the city and county of Dallas, Texas, within the city of Fort Worth and county of Tarrant, and within the city of Houston, Texas and county of Harris, and all counties contiguous to any of the foregoing. This Non-Competition Agreement shall not apply to ownership by Executive of up to ten percent (10%) of the common stock of a corporation traded on the facilities of a national securities exchange engaged in the Banking business of which Executive is not a director, officer, employee, agent or representative.

(b)	Executive agrees that the Non-Competition Agreement and all the restrictions set forth therein are fair and reasonable.

(c)
Executive agrees that (i) any remedy at law for any breach of this Non-Competition Agreement would be inadequate, (ii) in the event of any breach of this Non-Competition Agreement, the Non-Competition Agreement shall constitute incontrovertible evidence of irreparable injury to Bank, and (iii) Bank shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefor to preclude any such breach (in addition to any remedies of law which Bank may be entitled).

(d)
Bank shall (subject to the provisions of Section 12) pay Executive, in addition to any other amounts which may be due Executive, during each year in which the Non-Competition Agreement is in effect, 25% of Executive's then current annual salary payable in monthly installments in arrears, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at Bank.

(e)	The Non-Competition Agreement shall not apply if the Bank terminates the Executive without cause.

(8)	Agreement Not to Solicit. The provisions of this paragraph are hereafter called the “Non-Solicitation Agreement”.

(a)
Executive agrees that, for a period of one (1) year following any termination of the Employment except a termination by Bank without cause, Executive shall not directly or indirectly (whether as an officer, director, employee, partner, stockholder, creditor or agent, or representative of other persons or entities) contact or solicit, in any manner indirectly or directly, individuals or entities who were at anytime during the original or any extended Term clients of Bank or any of its affiliates for the purpose of providing Banking, trust, investment, or other services provided by Bank or any of its affiliates during the Term or contact or solicit employees of Bank or any affiliates of Bank to seek employment with any person or entity except Bank and its affiliates. This Non-Solicitation Agreement shall not apply to ownership by Executive of up to ten percent (10%) of the common stock of a corporation traded on the facilities of a national securities exchange engaged in the Banking business of which Executive is not a director, officer, employee, agent or representative.

(b)
Bank shall (subject to the provisions of Section 12) pay Executive, in addition to any other amounts which may be due Executive, during each year in which the Non-Solicitation Agreement is in effect, 25% of Executive's then current Annual Salary payable in monthly installments in arrears, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at Bank.

(c)	Executive agrees that the Non-Solicitation Agreement and all the restrictions set forth in this Non-Solicitation Agreement are fair and reasonable.

(d)
Executive agrees that (i) any remedy at law for any breach of this Non- Agreement would be inadequate, (ii) in the event of any breach of this Non-Solicitation Agreement, the Non-Solicitation Agreement shall constitute incontrovertible evidence of irreparable injury to Bank, and (iii) Bank shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefor to preclude any such breach (in addition to any remedies of law which Bank may be entitled).

(9)	Confidential Information.

(a)
Executive acknowledges that, during the Term and prior to the Term, Executive has had and will have access to Confidential Information, all of which shall be made accessible to Executive only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Bank's business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Bank; that Bank's business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to the Bank and known only to Executive and certain key employees and contractors of Bank; that the Bank shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of the Bank's business.

(b)
All documents or other records containing or reflecting Confidential Information (“Confidential Documents”) prepared by or to which Executive has access are and shall remain the property of the Bank. Executive shall not copy or use any Confidential Document for any purpose not relating directly to Executive's work on the Bank's behalf, or use, disclose or sell any Confidential Document to any party other than the Bank and its employees. Upon the termination of this Agreement or upon the Bank's request before or after such termination, Executive shall immediately deliver to the Bank or its designee (and shall not keep in Executive's possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Bank. This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Executive shall at the earliest practicable date provide a copy of the subpoena or court order to the Bank's Chief Executive Officer.

(c)
During the Term and for a period of four (4) years thereafter, regardless of the reason for termination of Executive's employment, (i) Executive shall not disclose any Confidential Information to any third party and (ii) Executive shall use Confidential Information only in connection with and in furtherance of Executive's work for the Bank and its affiliates.

(d)
As used herein, Confidential Information means all nonpublic information concerning or arising from the Bank's business, including particularly but not by way of limitation trade secrets used, developed or acquired by the Bank in connection with its business; information concerning the manner and details of the Bank's operations, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Bank's business; the Bank's business plans and strategies; electronic files or documents prepared by Bank or Executive containing the identities of the Bank's customers (including their addresses and telephone numbers), the nature and amounts of their assets and liabilities, and the specific individual customer needs being addressed by the Bank; the nature of fees and charges assessed by the Bank; nonpublic forms, contracts and other documents used in the Bank's business; the nature and content of any proprietary computer software used in the Bank's business, whether owned by the Bank or used by the Bank under license from a third party; and all other nonpublic information concerning the Bank's concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. Confidential Information shall not include (i) general skills and general knowledge of the industry obtained by reason of Executive's association with the Bank; (ii) information that is or becomes public knowledge through no fault or action of Executive; (iii) any information received from an independent third party who is under no duty of confidentiality with respect to the information; or (iv) any information that, on advice of counsel, Executive is required to disclose by law or regulation.

(10)
Surrender of Records and Property. Upon termination of Executive's employment with Bank for whatever reason, Executive shall deliver promptly to the Bank all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Bank or any of its affiliates, and all other information of the Bank or any of its affiliates, including, but not limited to, all documents that in whole or in part contain any information which is defined in this Agreement as Confidential Information and which is in the possession or under the control of Executive.

(11)
Executive's Representations. Executive hereby represents that (i) prior to the Agreement Date Executive has, and as of the Commencement Executive will have, continued to fulfill Executive's duty of loyalty to Executive's present employer, (ii) the conditions of Executive's present employment do not restrict Executive's ability to accept employment in accordance with this Agreement, and (iii)

as of the Commencement, Executive will not have in his possession any confidential or proprietary information belonging to Executive's present employer. This Agreement is subject to the condition precedent that Executive the results of the Bank's usual and customary drug screening, personal references inquiries, FBI fingerprint investigation, and credit check are satisfactory.

(12)	Compliance with Section 409A. This Agreement is subject to the following provisions in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A”).

(a)
If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination.

(b)
The Parties acknowledge and agree that Section 409A and its application, if any, to the terms of this Agreement may be subject to change as additional guidance and regulations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(c)
All payments required to be made by Bank hereunder to the Executive may be adjusted to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

(13)	Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Agreement:

(a)
All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

If to Bank:
Bank of Texas, National Association
Att: W. Jeffrey Pickryl
5956 Sherry Lane - #710
Dallas, TX 75225
Telephone No.: (214) 356-3923
Telecopy No.: (972) 277-0226
JPickryl@BOKF.com

With a Copy to:    Frederic Dorwart
Old City Hall
124 East Fourth Street
Tulsa, OK 74103-5010
Telephone No.: (918) 583-9945
Telecopy No.: (918) 583-8251
FDorwart@FDLaw.com

If to Executive:    Norman P. Bagwell
P.O. Box 600157
Dallas, TX 75360
Telephone No.: (214) 668-2517
Telecopy No.: (___) ________________

or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

(b)
This Agreement is made and executed in Dallas, Texas and all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement, shall be litigated in courts having situs in Dallas, Texas.

(c)	This Agreement shall be subject to, and interpreted by and in accordance with, the laws of the State of Texas.

(d)
This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, except as stated in this Agreement.

(e)	This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

(f)
This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

(g)
Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon her or his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

(h)
Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

(i)
This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

(j)
In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

(k)	This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, successors and assigns.

(l)	This is not a third party beneficiary contract, except Bank (including each affiliate thereof) shall be a third party beneficiary of this Agreement.

(m)	This Agreement may be amended or modified only in a writing, as agreed to by the parties hereto, which specifically references this Agreement.

(n)
A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

(o)
In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

Dated as of the Agreement Date.
BANK OF TEXAS, NATIONAL ASSOCIATION

By:    __________________________________________
EXECUTIVE
__________________________________________
Norman P. Bagwell